First Guaranty Bancshares, Inc. Announces Closing of Partial Exercise of Over-Allotment Option

HAMMOND, LA., November 19, 2015 – First Guaranty Bancshares, Inc. (“First Guaranty”) (Nasdaq: FGBI), the holding company of First Guaranty Bank, announced today that it has completed the sale of an additional 26,560 shares of its common stock, $1.00 par value per share, pursuant to the partial exercise of the over-allotment option granted to the underwriter in connection with its recently closed public offering, at a public offering price of $18.50 per share.  The partial exercise of the underwriter’s over-allotment option generated additional gross proceeds of $491,360. The total number of shares sold in the offering was 626,560, resulting in gross proceeds of approximately $11.6 million.  The shares were issued pursuant to an effective Registration Statement on Form S-1 (File No. 333-199602) declared effective as of November 5, 2015 by the Securities and Exchange Commission.

First Guaranty intends to use the net proceeds from the offering to support the growth of First Guaranty Bank’s loan portfolio, including the possibility of making larger loans due to its increased legal lending limit, to finance potential strategic acquisitions and for other general corporate purposes.  First Guaranty may also use a portion of the net proceeds of the offering to redeem a portion of its shares of preferred stock issued to the U.S. Department of the Treasury as part of its participation in the Small Business Lending Fund program by December 31, 2015.

Sandler O’Neill + Partners, L.P. served as sole book-running manager for the offering.

The offering is being made only by means of the written prospectus forming part of the effective registration statement. Copies of the final prospectus relating to the offering may be obtained from Sandler O'Neill + Partners, L.P., Attention: Prospectus Department, 1251 Avenue of the Americas, 6th Floor, New York, NY 10020, telephone: 1-866-805-4128 or email: syndicate@sandleroneill.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor may there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About First Guaranty

First Guaranty has approximately $1.4 billion in assets as of September 30, 2015 and provides personalized commercial banking services through 21 banking facilities located across Louisiana. For more information, visit www.fgb.net.

Forward-Looking Statements

This press release includes "forward-looking statements," including with respect to the proposed public offering and First Guaranty's proposed use of proceeds. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "plan," "seek," "comfortable with," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Contact

First Guaranty Bancshares, Inc.
Alton B. Lewis, President and Chief Executive Officer
(985) 375-0350
ablewis@fgb.net